Exhibit 23.4
Spears and Associates, Inc.
5110 South Yale, Suite 410, Tulsa, Oklahoma 74135-7483 (918) 496-3434 Fax (918) 498-0406
September 29, 2006
Reference is made to the registration statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), relating to the initial public offering of shares of common stock Stewart & Stevenson Inc. (“Stewart & Stevenson”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied and reviewed by us set forth in the sections of the Registration Statement entitled “Prospectus Summary—Industry Trends” and “Business—Industry Trends,” including the tables attributed to us that are presented in “Business—Industry Trends.” We further advise Stewart & Stevenson, its underwriters and legal counsel that our role has been limited to the provision of such statistical data supplied by us.
     With respect to such statistical data, we advise you that:
•	some information in our database is derived from estimates or subjective judgments;

•	the information has been compiled from our internal sources and public documents, which we believe to be reliable and in good faith, but no representation or warranty expressed or implied is made to its accuracy or completeness.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the section of the Prospectus included therein entitled “Experts.”

SPEARS & ASSOCIATES, INC.
By:	/s/ John Spears
Name: John Spears
Title: President